EXHIBIT 4.1(a)


                              REVOLVING CREDIT NOTE

$6,000,000                                                   Uniondale, New York
                                                                   July 15, 1999

     FOR VALUE RECEIVED, GLOBAL PAYMENT TECHNOLOGIES, INC., a Delaware corporation (the "Company"), promises to pay to the order of THE CHASE MANHATTAN BANK (the "Lender"), on or before July 15, 2002, SIX MILLION DOLLARS ($6,000,000) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company under the Credit Agreement referred to below.

     The Company promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined, and to make principal repayments on this Note at the times which shall be determined, in accordance with the provisions of the Credit Agreement referred to below.

     This Note is the "Revolving Credit Note" referred to in the Credit Agreement dated as of July 15, 1999, by and between the Company and the Lender (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement") and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

     Each of the Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before transferring this Note it shall record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan previously made hereunder on the grid schedule annexed to this Note; provided, however, that the failure of the Lender or holder to set forth such Revolving Credit Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Revolving Credit Loans made by the Lender in accordance with the terms of this Note.

     This Note is subject to prepayment pursuant to Section 3.03 of the Credit Agreement.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of The Chase Manhattan



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Bank,  located at 395 North  Service Road,  Melville,  New York 11747 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     The Company and endorsers of this Note waive presentment, diligence, demand, protest, and notice of any kind in connection with this Note.

     THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

                                           GLOBAL PAYMENT TECHNOLOGIES, INC.


                                           By: /s/ Edward Seidenberg
                                               ---------------------------------
                                           Name: Edward Seidenberg
                                           Title: President and COO

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                                    SCHEDULE


Date     Principal     Type                Applicable    Amount of    Notation
 of      Amount of      of     Interest     Interest     Principal      Made
Loan     Loan          Loan      Rate        Period        Paid          By
----     ---------     ----      ----      ----------    ---------    --------





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